Exhibit (e)(9)
SHARE LENDING AGREEMENT
This share lending agreement (the “Agreement”) is entered into on 23 March 2026 between:
(A)
Cadeler A/S, a company incorporated under the laws of Denmark (the “Company”),

(B)
BW Altor Pte. Ltd. (the “Share Lender”),

(C)
DNB Carnegie, a part of DNB Bank ASA, a company incorporated under the laws of Norway (the “Settlement Agent” and together with Jefferies GmbH, the “Managers”),

each of (A), (B) and (C) is individually referred to as a “Party”, jointly as the “Parties”.
1.   INTRODUCTION
1.1
The Company has appointed the Managers to act as joint global coordinators and joint bookrunners in connection with a private placement of up to 35,095,758 new shares in the Company (the “New Shares”), each at a price to be set as market price through an accelerated bookbuilding process (the “Offering”). The Settlement Agent will act as settlement agent on behalf of the Managers for the purposes of this Agreement.

1.2
Settlement for allotted shares in the Offering is expected to take place on or about 30 March 2026.

1.3
It has been agreed that the Share Lender will lend up to 35,095,758 existing ordinary shares in the Company that are already listed on the Euronext Oslo Børs to the Settlement Agent, to facilitate delivery versus payment (“DVP”) settlement towards investors in the Offering other than the Share Lender (the “Investors”), pursuant to the conditions set out in this Agreement.

1.4
It has further been agreed that any New Shares allocated to the Share Lender in the Offering will not be settled by way of share lending by the Share Lender and delivery versus payment in the Offering, but will be delivered to the Share Lender following registration of the share capital increase pertaining to the issuance of the New Shares in the Danish Business Authority’s CVR (Central Business Register) and issuance of the New Shares in the VPS (Euronext Securities Oslo).

2.   SHARE LENDING
2.1
In order to facilitate the DVP settlement towards Investors in the Offering, the Share Lender hereby agrees to lend to the Settlement Agent up to in total 35,095,758 ordinary shares in the Company (the “Borrowed Shares”).

2.2
Subject to the Company having resolved to issue and allocate New Shares in the Offering, the Share Lender shall deliver to the Settlement Agent no later than 15:00 CET on 27 March March 2026, the Borrowed Shares to the VPS account nominated by the Settlement Agent. By signing this Agreement, the Share Lender gives the Settlement Agent the power to instruct the Share Lender’s settlement agent to deliver the relevant Borrowed Shares from the Share Lender’s VPS account to the Settlement Agent’s VPS account (which shall be a separate VPS account established for this purpose) on the terms and subject to the conditions set out herein.

2.3
The Settlement Agent shall use the Borrowed Shares for delivery versus payment towards Investors allocated shares in the Offering. The Share Lender shall remain as the beneficial owner, and be entitled to instruct the Settlement Agent with regard to the shareholder rights attached to the Borrowed Shares, until such delivery of the Borrowed Shares to Investors in the Offering has taken place. Without prejudice to the foregoing, the delivery of the Borrowed Shares from the Share Lender to the Settlement Agent shall be marked as a lending transaction in the VPS.

2.4
The Share Lender and the Settlement Agent agree that transfer and delivery of the Borrowed Shares shall be deemed a loan, and not a purchase or sale, of the Borrowed Shares.

2.5
The Share Lender shall execute and deliver all necessary documents and give all necessary instructions to procure that all right, title and interest in the Borrowed Shares shall pass from the Share Lender with full title guarantee, free from all liens, charges or encumbrances to the Settlement Agent.

3.   CONSIDERATION
3.1
The Settlement Agent shall not pay any interest or consideration, or post any collateral, in connection with this Agreement or the borrowing of the Borrowed Shares.

3.2
The Settlement Agent undertakes to compensate the Share Lender for any distributions on the Borrowed Shares made by the Company and actually received by the Settlement Agent during the lending period.

3.3
As consideration for the loan of the Borrowed Shares to the Managers, the Share Lender shall receive a fee from the Company of 0.40 per cent per annum from the date the Borrowed Shares are transferred to the Managers’ VPS accounts until the date that the New Shares that equal the number of Borrowed Shares have been received in the Share Lender’s VPS account and such New Shares have been admitted to trading on Euronext Oslo Børs, calculated on the total number of Borrowed Shares multiplied by the closing market price of the Company’s shares on a daily basis as quoted on Euronext Oslo Børs. The fee is payable by the Company after the New Shares that equal the number of Borrowed Shares are received in the Share Lender’s VPS account and have been admitted to trading on Euronext Oslo Børs.

4.   REDELIVERY OF BORROWED SHARES
4.1
For the purpose of this Agreement “Equivalent” or “equivalent to” in relation to any Borrowed Shares provided under this Agreement means shares in the Company of an identical type and nominal value to Borrowed Shares so provided.

4.2
Upon receipt of the gross proceeds for the New Shares, the Company shall without undue delay thereafter register the share capital increase pertaining to the New Shares in the Danish Business Authority’s CVR (Central Business Register) system. The Company shall immediately upon completion of such registration, instruct its account operator in the VPS to register and issue the number of New Shares corresponding to the number of Borrowed Shares borrowed pursuant to this Agreement at a VPS account in the name of the Settlement Agent as specified by the Settlement Agent in writing. The Company shall ensure that the shares to be re-delivered by the Settlement Agent shall in all respects have equal rights as all other existing shares in the Company.

4.3
The Settlement Agent and the Company shall procure that the New Shares are subscribed for prior to the delivery of the Borrowed Shares pursuant to clause 2.2 above, with shareholder rights to such New Shares arising as from the time of registration of the share capital increase pertaining to the New Shares in the Danish Business Authority’s CVR (Central Business Register) system. The Share Lender shall become the beneficial owner, and be entitled to instruct the Settlement Agent with regard to the shareholder rights attached to the New Shares, from the time of delivery of the Borrowed Shares to Investors in the Offering provided the New Shares have been registered in the Danish Business Authority’s CVR (Central Business Register) system.

4.4
Upon receipt of the New Shares from the Company, the Settlement Agent shall deliver to the Share Lender such number of shares in the Company equivalent to the number of Borrowed Shares borrowed by the Settlement Agent. Such delivery of Equivalent Borrowed Shares to the Share Lender shall be deemed as full and final settlement of the Settlement Agent’s obligations to re-deliver the Borrowed Shares.

4.5
Any failure or delay by the Company to issue and deliver the New Shares to the Settlement Agent shall be the sole risk of the Share Lender, and the Settlement Agent shall be under no obligation to deliver any Equivalent Borrowed Shares to the Share Lender unless and until the Settlement Agent has actually received such New Shares.

4.6
The Settlement Agent shall deliver to the Share Lender the Equivalent Borrowed Shares as soon as reasonably possible following receipt of the New Shares, provided, however, that the Settlement Agent shall under no circumstance be obliged to deliver Equivalent Borrowed Shares to the Share Lender until the business day following the date when the Company has issued the New Shares to the Settlement Agent.

5.   REPRESENTATIONS AND WARRANTIES
5.1
The Share Lender hereby warrants and undertakes to the Settlement Agent on a continuing basis, with the intent that such warranties shall survive the completion of any transaction contemplated herein that, where acting as a lender of the Borrowed Shares:

(a)
it is duly authorised and empowered to perform its duties and obligations under this Agreement;

(b)
it is not restricted under the terms of its constitution or in any other manner from lending the Borrowed Shares in accordance with this Agreement or from otherwise performing its obligations hereunder;

(c)
it is entitled to pass full legal and beneficial ownership of all Borrowed Shares provided by it hereunder to the Settlement Agent free from all liens, charges and encumbrances; and

(d)
it is (i) acting as principal in respect of this Agreement and has made its own independent decision to enter into the loan arrangements under this Agreement and as to whether such arrangements are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary; and (ii) not relying on any communication (written or oral) of the Managers or Settlement Agent as investment advice or as a recommendation to enter into any loan arrangements under this Agreement; it being understood that information and explanations related to the terms and conditions of such loan arrangements shall not be considered investment advice or a recommendation. No communication (written or oral) received from the Managers or Settlement Agent shall be deemed to be an assurance or guarantee as to the expected results of the loan arrangements entered into under this Agreement.

5.2
The Settlement Agent hereby warrants and undertakes to the Share Lender on a continuing basis, with the intent that such warranties shall survive the completion of any transaction contemplated herein that; where acting as a borrower of any Borrowed Shares hereunder:

(a)
it has all necessary licences and approvals, and is duly authorised and empowered, to perform its duties and obligations under this Agreement and will do nothing prejudicial to the continuation of such authorisation, licences or approvals;

(b)
it will only deliver allocated Borrowed Shares to Investors after full payment has been received from such Investors and the conditions set out in the application agreement are satisfied;

(c)
it is not restricted under the terms of its constitution or in any other manner from borrowing the Borrowed Shares in accordance with this Agreement or from otherwise performing its obligations hereunder; and

(d)
it is acting as principal in respect of this Agreement.

5.3
The Company hereby represents and warrants and undertakes to the Settlement Agent and the Share Lender that:

(a)
it is duly authorised and empowered to perform its duties and obligations under this Agreement; and

(b)
the New Shares will, when delivered, be validly issued and fully paid, and in all respects have equal rights to other shares issued by the Company.

6.   INDEMNITY AND WAIVER
6.1
The Share Lender will indemnify, and keep indemnified, the Settlement Agent on demand for and against all and any direct losses, costs, taxes, claims, liabilities, damages, demands and expenses suffered or incurred by the Settlement Agent in relation to any failure or delay referred to in Clause 4.5 of this Agreement.

6.2
Neither the Managers nor any of their directors, employees or advisers shall be liable for any losses, claims, damages, costs, charges, expenses or liabilities which the Share Lender or the Company may suffer or incur in connection with the lending of the Borrowed Shares or this Agreement, save to the extent caused by the fraud, gross negligence or wilful default of the Managers of their duties or obligations hereunder. This exclusion of liability includes, but is not limited to, losses, claims, damages, costs, charges, expenses or liabilities suffered as a result of the failure of delivery of Equivalent Borrowed Shares to the Share Lender due to the Company not issuing a sufficient number of New Shares or any New Shares at all or due to breach by any party other than the Settlement Agent of obligations under this Agreement or any other agreement governing the Offering.

7.   GOVERNING LAW AND DISPUTE RESOLUTION
7.1
This Agreement shall be governed by, and construed in accordance with, Norwegian law.

7.2
The Parties shall seek to solve amicably through negotiations any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof.

7.3
If the Parties fail to solve such dispute, controversy or claim by an amicable written agreement within ten days after such negotiations have been initiated by a Party, such dispute, controversy or claim shall be finally settled by the Norwegian courts, with Oslo District Court (Nw. Oslo tingrett) as legal venue.

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BW Altor Pte. Ltd.
By: /s/ Nicholas Fell Name: Nicholas Fell Title: Authorised Signatory
DNB Carnegie, a part of DNB Bank ASA
By: /s/ Peter Behncke Name: Peter Behncke Title: Global Co-Head of Investment Banking
Cadeler A/S
By: /s/ Mikkel Gleerup Name: Mikkel Gleerup Title: CEO